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Exhibit 10.16

ADESA, Inc.

Director Compensation Deferral Plan

Effective

April    , 2004

TABLE OF CONTENTS

SECTION 1 ESTABLISHMENT AND PURPOSE	1
SECTION 2 ELIGIBILITY FOR PARTICIPATION	1
SECTION 3 DEFERRALS	1
3.1 Permitted Deferrals	1
3.2 Deferral Election Form	1
3.3 Deferral Payout Form	1
3.4 Election to Defer Irrevocable	1
SECTION 4 DEFERRAL ACCOUNT	2
4.1 Establishment of Deferral Accounts	2
4.2 Crediting of Deferral Accounts	2
4.3 Statement of Accounts	2
4.4 Contractual Obligation	2
SECTION 5 PAYMENT OF BENEFITS	2
5.1 Form of Payment of Benefits	2
5.2 Recipients of Payments: Designation of Beneficiary	3
5.3 Generation-Skipping Tax	3
SECTION 6 CHANGE OF LAW AND ALTERNATIVE PAYMENT FORM	3
SECTION 7 NON-TRANSFERABILITY	4
SECTION 8 ADMINISTRATION AND CLAIMS PROCEDURES	4
8.1 Administration	4
8.2 Filing a Claim	4
8.3 Expenses	4
8.4 Tax Withholding	4
SECTION 9 AMENDMENT AND TERMINATION	5
SECTION 10 APPLICABLE LAW	5
SECTION 11 BINDING AGREEMENT	5

ADESA, INC.

DIRECTOR COMPENSATION DEFERRAL PLAN

Effective April     , 2004

SECTION 1

ESTABLISHMENT AND PURPOSE

        ADESA, Inc., a Delaware corporation (the "Company") establishes this Director Compensation Deferral Plan (the "Plan") in order to provide certain members of the Board of Directors of the Company (the "Board") the opportunity to defer payment of certain Director's compensation. It is intended that this Plan be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The effective date of this Plan shall be April     , 2004 (the "Effective Date")

SECTION 2

ELIGIBILITY FOR PARTICIPATION

        Any member of the board of directors of the Company who is not an employee of the Company is eligible to participate in the Plan (a "Director").

SECTION 3

DEFERRALS

3.1   Permitted Deferrals.

        Any Director of the Company may, by making a deferral election prior to December 31 of any year, defer all or part of his or her compensation as a Director payable by the Company in cash during the ensuing year (a "Deferral Election"). A Director who did not sit on the Board as of December 1 of the preceding year may, within thirty (30) days of being elected to the Board, make a Deferral Election with respect to cash compensation expected to be received in the current year. In respect of compensation to be paid for services rendered during the fiscal year ending December 31, 2004, a Director may make such election within thirty (30) days of the Effective Date. Compensation paid in stock and any expense reimbursement or travel allowance may not be deferred. If less than all of a Director's anticipated annual cash compensation is deferred, the amount to be deferred shall be in increments of 1% of the amount anticipated to be available for deferral.

3.2   Deferral Election Form.

        Deferral Elections shall be made by duly completing a Deferral Election form provided by the Company (a "Deferral Election Form"). A Deferral Election shall be effective only if it is timely filed with and accepted by the Company, and if all the terms and conditions of the Plan are satisfied in full. If a Deferral Election Form is not returned by December 31 of any year, the Director shall be deemed to not have irrevocably elected to defer compensation for the ensuing year.

3.3   Deferral Payout Form.

        The Deferral Election Form shall specify the benefit payment option elected by the Director from the options allowed under the Plan and set forth in Section 5.1.

3.4   Election to Defer Irrevocable.

        Except as otherwise expressly provided in this Plan, a Director's election to defer any amounts pursuant to the Plan shall be irrevocable when made and accepted by the Company and shall not be subject to amendment or modification in any manner whatsoever thereafter.

SECTION 4

DEFERRAL ACCOUNT

4.1   Establishment of Deferral Accounts.

        The Company shall establish an account for each Director making a Deferral Election (a "Deferral Account"). All such Deferral Accounts shall be utilized solely as a means for the measurement and determination of the benefits to be paid to a Director pursuant to the Plan. Deferral Accounts shall not be funded and shall neither constitute nor be treated as a trust fund or any interest in specific assets or properties of the Company.

4.2   Crediting of Deferral Accounts.

        Each Deferral Account will be credited with any amounts deferred by a Director pursuant to this Plan as such amounts are earned. The Company shall at the appropriate time deduct from all compensation paid or deferred any required FICA taxes on compensation earned during the current year even though receipt of such compensation is in part deferred until a future year. Each Deferral Account shall also be credited at such times as the Company shall determine with an amount equal to the income, gains and losses that would have been earned if an amount equal to the balance of the Director's Deferral Account had been invested in such investment funds as the Director shall indicate, such investment funds to be selected by the Director from a list provided by the Company. The Company may, in its discretion and on such terms and conditions as it deems appropriate, credit to a Director's Deferral Account amounts credited to the Director's account under the ALLETE, Inc. Director Compensation Deferral Plan.

4.3   Statement of Accounts.

        An account statement in such form as the Company deems desirable setting forth the balance to the credit each Director in his or her Deferral Account shall be provided to each participating Director at least annually.

4.4   Contractual Obligation.

        It is intended that the Company is under a contractual obligation to make payments to Directors from the general funds and assets of the Company in accordance with the terms and conditions of the Plan. Payments will reduce the balance shown on a Director's Deferral Account. A Director shall have no rights to such payments, other than as a general, unsecured creditor of the Company.

SECTION 5

PAYMENT OF BENEFITS

5.1   Form of Payment of Benefits.

        The amount held in the Deferral Account pursuant to each Deferral Election shall be paid in accordance with such Deferral Election. Such benefits will be paid either in a lump sum or in equal annual installments over a term of two to ten years, as elected by the Director. Benefits shall be paid in the first quarter of each calendar year, beginning with the first quarter that all requirements and conditions for payment under the Plan and on the Deferral Payout Form shall have been satisfied (i.e. termination of membership on the Board or the stated age has been reached). Notwithstanding anything in the Plan to the contrary, in accordance with such procedures and in such form as the Company may prescribe, a Director may request payment of all or a portion of the amount credited to his Deferral Account in advance of the time such amount would otherwise be paid. In such event, the Company shall pay to the Director, as soon as reasonably practicable after such request has been made, an amount equal to 90% of the amount requested by the Director, and the amount credited to the Director's Deferral Account shall be reduced by 100% of the amount so requested.

5.2   Recipients of Payments: Designation of Beneficiary.

        All payments of benefits to be made by the Company under the Plan shall be made to the participating Director, if living. Except as otherwise provided herein, in the event of a Director's death prior to the receipt of any or all Benefit payments hereunder, all subsequent payments to be made under the Plan shall be made to the beneficiary designated by the Director, and, unless otherwise specified in the Director's beneficiary designation, in the event a beneficiary dies before receiving all payments due to such beneficiary pursuant to this Plan, the then remaining amounts shall be paid in a lump sum to the legal representatives of the beneficiary's estate.

        The participating Director shall designate a beneficiary, or during his or her lifetime change such designation, by filing a written notice of such designation with the Company in such form and subject to such rules and regulations as the Company may prescribe. If no beneficiary designation shall be in effect at the time when any benefits payable under this Plan shall become due, the remaining amounts shall be paid in a lump sum to the legal representative of the Director's estate.

        In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his or her property, the Company may determine to pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

5.3   Generation-Skipping Tax

        Notwithstanding any provisions in this Plan to the contrary, the Company may withhold any benefits payable to a beneficiary as a result of the death of the Director (or the death of any beneficiary designated by the Director) until such time as (i) the Company is able to determine whether a generation-skipping transfer tax, as defined in Chapter 13 of the Internal Revenue Code of 1986, as amended (the "Code"), or any substitute provision therefor, is payable by the Company; and (ii) the Company has determined the amount of generation-skipping transfer tax that is due, including interest thereon. If any such tax is payable, the Company shall reduce the benefits otherwise payable hereunder to such beneficiary by the amount necessary to provide said beneficiary with a benefit equal to the amounts that would have been payable if the original benefits had been calculated on the basis of a value for the Director's Deferral Account reduced by an amount equal to the generation-skipping transfer tax and any interest thereon that is payable as a result of the death in question. The Company may also withhold from distribution by further reduction of the then net value of benefits calculated in accordance with the terms of the previous sentence such amounts as the Company feels are reasonably necessary to pay additional generation-skipping transfer tax and interest thereon from amounts initially calculated to be due. Any amounts so withheld, and not actually paid as a generation-skipping transfer tax or interest thereon, shall be payable as soon as there is a final determination of the applicable generation-skipping tax and interest thereon.

SECTION 6

CHANGE OF LAW AND ALTERNATIVE PAYMENT FORM

        The Company may make payments to any Director or beneficiary of any benefits to be paid under the Plan, in advance of the date when otherwise due, if, based on a change in federal tax law or regulation, published rulings or similar announcements by the Internal Revenue Service, decision by a court of competent jurisdiction involving the Plan, a Director or a beneficiary, or a closing agreement made under Section 7121 of the Code that involves the Plan, a Director or a beneficiary, it determines that a Director or beneficiary will recognize income for federal income tax purposes with respect to amounts that are otherwise not then payable under the Plan. The Company may also make such payments to any Director or beneficiary in advance of the date when otherwise due if it shall be determined that the Plan is subject to the requirements of Parts 2 and 3 of Subtitle B of Title I of ERISA, because such Plan is not maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

SECTION 7

NON-TRANSFERABILITY

        In no event shall the Company make any payment under the Plan to any assignee or creditor of a Director or a Director's beneficiary. Prior to the time of payment hereunder, a Director or beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under the Plan nor shall such rights be assigned or transferred by operation of law.

SECTION 8

ADMINISTRATION AND CLAIMS PROCEDURES

8.1   Administration.

        This Plan shall be administered by the officers of the Company. The Company may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan including the formation of a committee of officers to administer and review claims made under the Plan (the "Committee"). In the event that such a Committee is established, the Committee shall have the authority to interpret the provisions of the Plan, which interpretation shall be conclusive and binding on all Directors and beneficiaries.

8.2   Filing a Claim.

        Any Director or beneficiary, or his or her authorized representative, may make a claim for benefits due him or her under the Plan by making a written request therefor to the Company, setting forth with specificity the facts and events which give rise to the claim. The Company shall promptly respond, consistent with any legal requirements that may apply.

8.3   Expenses.

        The cost of payment from the Plan and the expense of administering the Plan shall be borne by the Company.

8.4   Tax Withholding.

        The Company shall have the right to deduct from all payments to be made under the Plan, any federal, state or local taxes or other charges required by law to be withheld with respect to such payments.

SECTION 9

AMENDMENT AND TERMINATION

        The Company expects the Plan to be permanent, but since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, terminate or partially terminate the Plan at any time and in any manner whatsoever by action of the Board. Any such amendment, modification, termination or partial termination of the Plan that does not materially increase the cost of the Plan to the Company, may occur by action of the Company with the written concurrence of the Chairman of the Board; provided, however, that only the Board shall have the power to terminate or partially terminate the Plan or change the investment funds from among which the Directors may select under Section 4.2, which shall be changed on a prospective basis only; and, provided further, no amendment, termination or other change in the Plan shall reduce the amounts credited to a Director's Deferral Account on the date of such amendment, termination or other change, which shall be payable to such Director or such Director's beneficiary as otherwise provided herein.

SECTION 10

APPLICABLE LAW

        The Plan shall be governed and construed in accordance with the laws of the State of Delaware. The invalidity of any portion of the Plan shall not invalidate the remainder hereof and said remainder shall continue in full force. The captions and other titles herein are designed for convenience only and are not to be resorted to for the purpose of interpreting any provision of the Plan.

SECTION 11

BINDING AGREEMENT

        The provisions of the Plan shall be binding upon the Director, his or her heirs, personal representatives and beneficiaries, and subject to the rights granted to amend or terminate the Plan, the provisions of the Plan shall also be binding upon the Company, its successors and assigns.

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ADESA, Inc. Director Compensation Deferral Plan Effective April , 2004